Exhibit 5.1
[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]
April 13, 2006

(214) 698-3100	39334-00065

(214) 698-3400
D.R. Horton, Inc.
301 Commerce Street
Suite 500
Fort Worth, Texas 76102

Re:	D.R. Horton, Inc. Offering of 6.0% Senior Notes due 2011 and 6.5% Senior Notes due 2016
Ladies and Gentlemen:
     As counsel for D.R. Horton, Inc., a Delaware corporation (the “Company”), we have examined the Company’s Registration Statement on Form S-3 (as amended, the “Registration Statement”) (File No. 333-127461), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Act”), and the prospectus and prospectus supplement with respect thereto, dated April 11, 2006 (together, the “Prospectus”), with respect to the offering by the Company of $250,000,000 aggregate principal amount of 6.0% Senior Notes due 2011 (the “2011 Notes”) and $500,000,000 aggregate principal amount of 6.5% Senior Notes due 2016 (the “2016 Notes” and together with the 2011 Notes, the “Notes”) of the Company. The Notes will be issued pursuant to the Indenture, dated as of June 9, 1997, as supplemented (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and American Stock Transfer & Trust Company, as trustee (the “Trustee”), as further supplemented by the Twenty-Sixth Supplemental Indenture, to be dated as of April 17, 2006, relating to the 2011 Notes (the “26th Supplemental Indenture”) and by the Twenty-Seventh Supplemental Indenture, to be dated as of April 17, 2006, relating to the 2016 Notes (the “27th Supplemental Indenture” and together with the 26th Supplemental Indenture, the “Supplemental Indentures”), among the Company, the Guarantors and the Trustee, and will be guaranteed pursuant to the terms of the Indenture and, with respect to the 2011 Notes, the 26th Supplemental Indenture and the notation thereof endorsed on the 2011 Notes on a senior basis by the Guarantors (the “2011 Guarantees”) and, with respect to the 2016 Notes, the 27th Supplemental

D. R. Horton, Inc.
April 13, 2006

Indenture and the notation thereof endorsed on the 2016 Notes on a senior basis by the Guarantors (the “2016 Guarantees” and together with the 2011 Guarantees, the “Guarantees”). All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement. The Notes and related Guarantees, the Indenture and the Supplemental Indentures are referred to herein as the “Note Documents.”
     We have examined the originals, or photostatic or certified copies, of such records of the Company and the Guarantors and certificates of officers of the Company and the Guarantors and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that each of the parties to the Note Documents other than the Company (including, without limitation, the Guarantors) is a validly existing corporation, limited partnership or limited liability company in good standing under the laws of its state of formation and has all requisite power and authority to execute, deliver and perform its obligations under each of the Note Documents to which it is a party, the execution and delivery of such Note Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, regulation, order, judgment or decree applicable to such party and the Note Documents will be duly and validly executed and delivered by the Trustee and will constitute the legal, valid and binding agreements of the Trustee.
     Based on the foregoing examination, and in reliance thereon, and subject to the assumption, qualifications and limitations stated herein, we are of the opinion that:
     1. When the 2011 Notes and the 2011 Guarantees shall have been executed and authenticated as specified in the Indenture (including without limitation the 26th Supplemental Indenture) and sold as described in the Registration Statement and the Prospectus, the 2011 Notes and the 2011 Guarantees will be legally issued and binding obligations of the Company and the Guarantors, respectively.
     2. When the 2016 Notes and the 2016 Guarantees shall have been executed and authenticated as specified in the Indenture (including without limitation the 27th Supplemental Indenture) and sold as described in the Registration Statement and the Prospectus, the 2016 Notes and the 2016 Guarantees will be legally issued and binding obligations of the Company and the Guarantors, respectively.

D. R. Horton, Inc.
April 13, 2006

     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:
     A. The effectiveness of the Registration Statement under the Act will not have been terminated or rescinded.
     B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. Our opinions set forth herein are limited to the effect of the present state of applicable laws of the State of New York and the United States of America and to the facts as they presently exist. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement these opinions in respect of any circumstances or events that occur subsequent to the date hereof.
     C. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.
     D. We express no opinion herein as to the effect on the enforceability of the Indenture and the Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such defense may be waived under applicable law and has been waived effectively by the Guarantors.

D. R. Horton, Inc.
April 13, 2006

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ GIBSON, DUNN & CRUTCHER LLP